SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 29, 2009

NEAH POWER SYSTEMS, INC.
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(Exact Name of Registrant as Specified in Charter)

Nevada	000-49962	88-0418806
(State of Incorporation)	(Commission File Number )	(IRS Employer Identification No.)

22118 20th Ave. SE, Suite 142
 Bothell, Washington 98021
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(Address of principal executive offices) (Zip Code)

(425) 424-3324
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(Registrant's telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement.

On July  29, 2009, the registrant, Neah Power Systems, Inc. (“Neah Power”), entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Optimus Capital Partners, LLC (“Optimus”) under which Optimus has committed to purchase up to $10 million of Neah Power’s Series B Preferred Stock. Under the terms of the Purchase Agreement, from time to time until July 29, 2010 and at Neah Power’s sole discretion, Neah Power may present Optimus with a notice to purchase such Series B Preferred Stock (the “Notice”). Optimus is obligated to purchase such Series B Preferred Stock on the tenth trading day after the Notice date, subject to satisfaction of certain closing conditions. Optimus will not be obligated to purchase the Series B Preferred Stock (i) in the event the closing price of Neah Power’s common stock during the nine trading days following delivery of a Notice falls below 75% of the closing price on the trading day prior to the date such Notice is delivered to Optimus, or (ii) to the extent such purchase would result in Optimus and its affiliates beneficially owning more than 9.99% of Neah Power’s common stock.

On the date of delivery of each Notice under the Purchase Agreement, Neah Power will also issue to Optimus five-year warrants to purchase Neah Power’s common stock at an exercise price equal to the closing price of Neah Power’s common stock on the trading day prior to the delivery date of the Notice. The number of shares issuable upon exercise of the warrant will be equal in value to 135% of the purchase price of the Series B Preferred Stock to be issued in respect of the related Notice. Each warrant will be exercisable on the earlier of (i) the date on which a registration statement registering for resale the shares of common stock issuable upon exercise of such warrant becomes effective and (ii) the date that is six months after the issuance date of such warrant.

The Series B Preferred Stock is redeemable after the fourth anniversary of the date of its issuance and is subject to repurchase by Neah Power (i) at any time at Neah Power’s election, or (ii) following the consummation of certain fundamental transactions by Neah Power, at the option of a majority of the holders of the Series B Preferred Stock.

Holders of Series B Preferred Stock will be entitled to receive dividends which will accrue in shares of Series B Preferred Stock on an annual basis at a rate equal to 10% per annum from the issuance date. Accrued dividends will be payable upon redemption of the Series B Preferred Stock. The Series B Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, senior to Neah Power’s common and Series A Preferred Stock.

The Series B Preferred Stock and warrants and the common stock issuable upon exercise of the warrants will not be or have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The terms of the  Purchase Agreement and form of Warrant described above are only a summary of these documents and are qualified in their entirety by reference to these documents which are attached hereto as Exhibits 10.1 and 10.2 and incorporated by reference into this Current Report on Form 8-K.

Item 8.01 Other Events.

Neah Power issued a  press release on July 30, 2009 concerning the Purchase Agreement described in Item 1.01 above.  A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

On July 27, 2009, the Board of Directors of Neah Power approved the conversion of all 24,250,000 Series A Convertible Preferred Stock into 3,232,000 shares of Neah Power’s common stock effective July 29, 2009 under the terms of the June 27, 2008 Series A Preferred Stock Purchase Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Preferred Stock Purchase Agreement dated July 29, 2009 between Neah Power Systems, Inc. and Optimus Capital Partners, LLC

10.2	Warrant dated July 29, 2009 issued by Neah Power Systems to Optimus Capital Partners, LLC

99.1	Press release dated July 30, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 30, 2009	Neah Power Systems, Inc.

	By:	/s/Gerard C. D’Couto
Chief Executive Officer